                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                              EastGroup Properties
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                    277270104
                                 (CUSIP number)



      Check the following box if a fee is being paid with this statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


      The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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--------------------                                           -----------------
CUSIP NO.  277270104                   13G                     PAGE 2 OF 8 PAGES
--------------------                                           -----------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSONS
         S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                     Morgan Stanley Group Inc.
                     IRS # 13-283-8891
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) / /
                                                                      (b) / /

--------------------------------------------------------------------------------
    3    SEC USE ONLY


--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION
                 The state of organization is Delaware.

--------------------------------------------------------------------------------
         NUMBER OF     5     SOLE VOTING POWER
          SHARES                            0
                   -------------------------------------------------------------
       BENEFICIALLY    6     SHARED VOTING POWER
         OWNED BY                      62,848
                   -------------------------------------------------------------
           EACH        7     SOLE DISPOSITIVE POWER
         REPORTING                          0
                   -------------------------------------------------------------
        PERSON WITH    8     SHARED DISPOSITIVE POWER
                                     446,248
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  446,248

--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  6.35%

--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*
                  IA, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !
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CUSIP NO. 277270104                   13G                      PAGE 3 OF 8 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSONS
         S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
               Morgan Stanley Asset Management  Inc.
               IRS # 13-304-0307
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) / /
                                                                      (b) / /

--------------------------------------------------------------------------------
    3    SEC USE ONLY


--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION
              The state of organization is Delaware.

--------------------------------------------------------------------------------
      NUMBER OF        5    SOLE VOTING POWER
       SHARES                                0
                   -------------------------------------------------------------
    BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY                          61,300
                   -------------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
      REPORTING                              0
                   -------------------------------------------------------------
     PERSON WITH       8    SHARED DISPOSITIVE POWER
                                       444,700
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              444,700

--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              6.33%

--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*
              IA, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !
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CUSIP NO.  277270104                  13G                      PAGE 4 OF 8 PAGES
--------------------                                           -----------------

Item 1 (a)                 Name of Issuer
--------------             ----------------------------

                           EastGroup Properties

Item 1 (b)                 Address of issuer's principal executive offices
--------------             --------------------------------------------------

                           300 One Jackson Place
                           188 East Capitol Street
                           P.O. Box 22728
                           Jackson, Mississippi 39225-2728

Item 2 (a)                 Name of person filing
--------------             --------------------------------------------------

                    (a)    Morgan Stanley Group Inc.
                    (b)    Morgan Stanley Asset Management Inc.

Item 2 (b)                 Principal business office
--------------             --------------------------------------------------

                    (a)    1585 Broadway
                           New York, New York  10036

                    (b)    1221 Avenue of the Americas
                           New  York, New York  10020

Item 2 (c)                 Citizenship
--------------             ----------------------------

                           Incorporated by reference to
                           Item 4 of the cover page
                           pertaining to each reporting
                           person.

Item 2 (d)                 Title of class of Securities
--------------             --------------------------------------------------

                           Common Stock

Item 2 (e)                 Cusip No.
--------------             ----------------------------

                           277270104

Item 3              (a)    Morgan Stanley Group Inc. is (e) an Investment
--------------             Adviser registered under section 203 of the
                           Investment Advisers Act of 1940.

                    (b) Morgan Stanley Asset Management Inc. is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4                     Ownership
--------------             ----------------------------

                           Incorporated by reference to Items (5) - (9) and
                           (11) of the cover page.
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CUSIP NO.  277270104                  13G                      PAGE 5 OF 8 PAGES
--------------------                                           -----------------



Item 5                     Ownership of 5 Percent or Less of a Class
------                     -----------------------------------------

                           Inapplicable

Item 6                     Ownership of More than 5 Percent on Behalf of Another
------                     -----------------------------------------------------
                           Person
                           ------


                           Accounts managed on a discretionary basis by Morgan Stanley Asset Management Inc., a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.


Item 7                     Identification and Classification of the Subsidiary
------                     ---------------------------------------------------
                           Which Acquired the Security Being Reported on By the
                           ----------------------------------------------------
                           Parent Holding Company
                           ----------------------


                           Inapplicable

Item 8                     Identification and Classification of Members of the
------                     ---------------------------------------------------
                           Group
                           -----


                            Inapplicable

 Item 9                     Notice  of  Dissolution  of  Group
 ------                     ----------------------------------

                            Inapplicable

Item 10                     Certification
-------                     -------------

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of
                           business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
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CUSIP NO. 277270104                   13G                      PAGE 6 OF 8 PAGES
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            After reasonable inquiry and to the best of my knowledge and belief,
            I certify that the information set forth in this statement is true, complete and correct.


Date:       December 5, 1996

Signature:  /s/ Peter A. Nadosy
            --------------------------------------------------------------------

Name/Title: Peter A. Nadosy / Vice Chairman
            --------------------------------------------------------------------
            MORGAN STANLEY ASSET MANAGEMENT INC.

Date:       December 5, 1996

Signature:  /s/ Edward J. Johnsen
            --------------------------------------------------------------------

Name/Title: Edward J. Johnsen / Vice President Morgan Stanley & Co. Incorporated
            -------------------------------------------------------------------
            MORGAN STANLEY GROUP INC.



                                INDEX TO EXHIBITS                       PAGE


EXHIBIT 1   Agreement to Make a Joint Filing                              7




EXHIBIT 2   Secretary's Certificate Authorizing Edward J. Johnsen         8
            to Sign on behalf of Morgan Stanley Group Inc.